Exhibit 99.2


TIME WARNER CABLE

For Immediate Release



                        Time Warner Cable Inc. Announces
  Successful Completion of Consent Solicitation for Amendments to TWE Indenture

STAMFORD, CT, November 2, 2006 - Time Warner Cable Inc. announced that its subsidiary, Time Warner Entertainment Company, L.P. ("TWE"), successfully completed its consent solicitation to amend the indenture governing the following outstanding debt securities of TWE (the "Securities"):

     o    $600,000,000 7.25% Senior Debentures due 2008 (CUSIP 88731EAK6)
     o    $250,000,000 10.15% Senior Notes due 2012 (CUSIP 88731EAC4)
     o    $350,000,000 8.875% Senior Notes due 2012 (CUSIP 88731EAD2)
     o    $1,000,000,000 8.375% Senior Notes due 2023 (CUSIP 88731EAF7)
     o    $1,000,000,000 8.375% Senior Notes due 2033 (CUSIP 88731EAJ9)

The supplemental indenture executed pursuant to the consent solicitation amended the reporting obligations under the indenture and simplified the guarantee structure of the Securities. Each holder who validly delivered its consent, and did not revoke such consent, will receive a payment of $2.50 for each $1,000 principal amount of Securities to which such consent related.

Lehman Brothers and Merrill Lynch & Co. acted as Solicitation Agents for the consent solicitation. D.F. King & Co., Inc. acted as the Tabulation/Information Agent.

This announcement is for informational purposes only and is not an offer to purchase or sell, a solicitation of an offer to purchase or sell, or a solicitation of consents with respect to any securities.

About Time Warner Cable

Time Warner Cable owns and manages cable systems serving 13.5 million subscribers in 33 states. Passing approximately 26 million homes, Time Warner Cable includes some of the most technologically advanced and best-clustered cable systems in the country, with nearly 85 percent of the Company's customers located in five geographic regions: New York, Texas, Ohio, the Carolinas and southern California. Leveraging its leadership in innovation and quality customer care, Time Warner Cable delivers advanced products and services such as video on demand, high definition television, digital video recorders, high-speed data and Digital Phone. Time Warner Cable is a subsidiary of Time Warner Inc. (NYSE: TWX).

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Contact

Mark Harrad
Time Warner Cable
(203) 328-0613


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